Exhibit 10.56
FIRST AMENDMENT TO THE
STRONGHOLD DIGITAL MINING, INC.
OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has been adopted by Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 9(p) of the Plan provides that the board of directors of the Company (the “Board”) or the Compensation Committee of the Board may amend the Plan from time to time without the consent of any stockholders or Participants, except that any amendment or alteration to the Plan, that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Stock available for delivery with respect to Awards; and

WHEREAS, the Board has determined that the First Amendment shall be made effective as of date the First Amendment is approved by the stockholders of the Company (such date, the “Amendment Effective Date”).

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1. Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 11,069,517 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs; provided, that, on January 1 of each calendar year occurring after the Effective Date and prior to the tenth anniversary of the Effective Date, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall increase by a number of shares of Stock equal to the lesser of (i) 3% of the total number of shares of Stock outstanding as of December 31 of the immediately preceding calendar year and (ii) such smaller number of shares of Stock as is determined by the Board.”

RESOLVED FURTHER, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

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